Exhibit (n)(2)

Awareness Letter of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

PennantPark Floating Rate Capital Ltd. and Subsidiary

Re: Securities Act of 1933 Registration No. 333-180084 and Investment Company Act of 1940 File No. 814-00891

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated May 9, 2013 related to our review of interim financial information. Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

New York, New York

May 13, 2013